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                                                                    Exhibit 4.20

                                  WAIVER NO. 1
                                       TO
                              BRIDGE LOAN AGREEMENT

         WAIVER NO. 1, dated as of October 23, 2002 (this "Waiver"), to the BRIDGE LOAN AGREEMENT, dated as of June 25, 2002 (the "Loan Agreement"), among CONCENTRA INC., a Delaware corporation (the "Borrower"), the Lenders (as defined therein) and CITICORP NORTH AMERICA, INC. ("Citicorp"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H :

         WHEREAS, the Borrower has requested that the Lenders waive compliance with provisions of Section 7.6 (Prepayment and Cancellation of Indebtedness) of the Loan Agreement to permit the prepayment, in an aggregate amount not to exceed $25,000,000, of term loans outstanding under the Operating Co. Credit Facility in connection with a proposed issuance of Stock by the Borrower to one or more of its current stockholders or their Affiliates; and

         WHEREAS, the Administrative Agent and the Lenders signatory hereto have agreed to such waiver on the terms and subject to the conditions herein provided;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

     Section 1. Defined Terms. Capitalized terms used, but not otherwise defined, herein have the meanings set forth in the Loan Agreement.

     Section 2. Waiver. As of the Effective Date (as defined herein), the Lenders hereby waive compliance with the covenant contained in Section 7.6 (Prepayment and Cancellation of Indebtedness) of the Loan Agreement solely to permit the prepayment on or prior to December 31, 2002 by the Operating Co., in an aggregate amount not to exceed $25,000,000, of term loans outstanding under the Operating Co. Credit Facility; provided, however, that the Borrower shall have received an aggregate purchase price equal to the aggregate amount of such prepayment from an Excluded Equity Issuance permitted by the Existing Debt Documents to one or more holders of the Borrower's Stock or Stock Equivalents on the Closing Date and their Affiliates.

     Section 3. Conditions to Effectiveness. This Waiver shall become effective as of the date (the "Effective Date") on which the Administrative Agent shall have received counterparts of this Waiver duly executed by the Administrative Agent, the Requisite Lenders and the Borrower.

     Section 4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

         (a) After giving effect to this Waiver, each of the representations and warranties in the Loan Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to

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the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by the Loan Agreement.

         (b) After giving effect to this Waiver, no Default or Event of Default has occurred and is continuing as of the date hereof.

         (c) The execution, delivery and performance by the Borrower of this Waiver have been duly authorized by all requisite corporate or other action on the part of the Borrower and will not violate any of the articles of incorporation or by-laws (or other constituent documents) of the Borrower.

         (d) This Waiver has been duly executed and delivered by the Borrower, and each of this Waiver and the Loan Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.

     Section 5. Reference to and Effect on the Loan Documents. Except as expressly provided herein, the provisions of the Loan Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under any of the Loan Documents or constitute a waiver of any provision of any of the Loan Documents.

     Section 6. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent and the Lenders for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Waiver.

     Section 7. Governing Law. This Waiver and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     Section 8. Headings. Section headings in this Waiver are included herein for convenience of reference only and shall not constitute a part of this Waiver for any other purposes.

     Section 9. Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Waiver.

                            [SIGNATURE PAGES FOLLOW]

                        [Signature page to Waiver No. 1]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Waiver as of the date first above written.

                                Concentra Inc., as Borrower

                                By:        /s/ Thomas E. Kiraly
                                    ------------------------------------------
                                    Name:  Thomas E. Kiraly
                                    Title: Executive Vice President


                                Citicorp North America, Inc., as Administrative
                                 Agent and a Lender

                                By:        /s/ F.R. Lowe
                                    ------------------------------------------
                                    Name:  F.R. Lowe
                                    Title: Vice President


                                Credit Suisse First Boston, acting through its
                                 Cayman Islands Branch, as a Lender

                                By:        /s/ Christopher Lally
                                    ------------------------------------------
                                    Name:  Christopher Lally
                                    Title: Vice President


                                By:        /s/ Jennifer A. Pieza
                                    ------------------------------------------
                                    Name:  Jennifer A. Pieza
                                    Title: Vice President


                        [Signature page to waiver No. 1]